  Exhibit 99.1

HireQuest Reports Financial Results for the Second Quarter 2021

Q2 2021 EPS of $0.20 per Diluted Share, Net Income of $2.7 million, and Adjusted EBITDA of $4.4 million

GOOSE CREEK, South Carolina – August 9, 2021 – HireQuest, Inc. (Nasdaq: HQI), a national franchisor of on-demand, temporary, and commercial staffing services, today reported financial results for the second quarter ended June 30, 2021.

Second Quarter 2021 Summary
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Franchise royalties of $5.5 million compared to $2.6 million in the prior year period, an increase of 106.5%. The branches acquired from LINK and Snelling in the first quarter of 2021 comprised approximately $1.7 million of the revenue.
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Services revenue, including interest paid on aging accounts receivable, of $256,000 compared to $262,000 in the prior year period, a decrease of 2.3%.
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Total revenue of $5.7 million compared to $2.9 million in the prior year period, an increase of 96.7%.
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Net Income, inclusive of miscellaneous income and acquisition-related expenses was $2.7 million, or $0.20 per diluted share, compared to net income of $1.2 million, or $0.09 per share last year.
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Adjusted EBITDA of $4.4 million compared to $1.8 million in the prior year period.
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HireQuest launched DriverQuest, a franchise offering focused on providing staffing services to the transportation and logistics industries. DriverQuest is a natural extension to the company’s existing on-demand and commercial staffing offerings providing another avenue of growth for existing and new franchisees. To date over 35 existing franchisees have adopted the offering.
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HireQuest closed a $63.2 million credit facility comprised of a $60.0 million Revolving Credit Facility and a $3.2 million Term Loan with its existing lender, Truist (formerly BB&T). The new facility replaced the Company’s prior $30 million revolving credit facility.

Subsequent to Quarter End
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Board of Directors declared a quarterly cash dividend of $0.06 per share of common stock to be paid on September 15, 2021 to shareholders of record as of September 1, 2021.

System-wide sales (a key performance indicator) for the second quarter of 2021 were $88.7 million compared to $44.1 million for the same period in 2020. The increase was due to recovering organic sales from our HireQuest Direct and HireQuest franchisees as well as new sales from the acquired Snelling and Link franchisees. Organic system-wide sales, excluding the acquired Snelling and Link locations, increased 29.5% in the period over the comparable period in 2020.

“Our results this past quarter begin to demonstrate the magnitude of the operating leverage our franchisor structure can generate,” commented Rick Hermanns, HireQuest’s President and Chief Executive Officer. “This is the result of a combination of rebounding performance by our HireQuest Direct and HireQuest franchisees and the addition of our new Snelling and Link franchisees. Our franchisees have done a tremendous job adapting and executing in an incredibly difficult economic environment over the past 12 to 18 months, but they still have a little room to reach their Q2 2019, pre-pandemic, levels. As the economy around the country continues to strengthen with state and local governments easing and ending pandemic-related restrictions and subsidies, our franchisees should benefit.”

“Despite the challenges of the last year our existing franchisees have opened 9 new offices so far in 2021 in addition to the locations acquired as part of the Snelling and Link transactions,” added Mr. Hermanns. “We continue to see opportunities to expand our service offerings as demonstrated by our recently announced launch of DriverQuest, a transportation industry focused staffing offering. Over 35 franchisees have adopted the DriverQuest offering, and we are all excited about the opportunities it opens up for them to service a new, in-demand, industry vertical, significantly expanding our addressable market, especially as businesses seek to accelerate efforts with minimal up-front costs. Strategic expansion beyond our historical core in on-demand and traditional staffing is a key component of HireQuest’s long-term growth strategy. DriverQuest fits nicely into that.”

Second Quarter 2021 Financial Results

The company’s total revenue is calculated by aggregating its revenue derived from franchise royalties and service revenue. Franchise royalties are the royalties earned from franchisees primarily on the basis of their sales to their customers. Service revenue consists of interest charged to franchisees on overdue accounts, license fees and other fees for optional services we provide our franchisees.

Franchise royalties in the second quarter of 2021 were $5.5 million compared to $2.6 million in the year-ago quarter. Organically, excluding the contribution from recently acquired Snelling and LINK branches, franchise royalties increased 40.4%. Service revenue was $256,000 compared to $262,000 in the prior-year quarter, a decrease of 2.3%. Total revenue in the second quarter of 2021 was $5.7 million compared to $2.9 million in the year-ago quarter, an increase of 96.7%.

Selling, general and administrative (“SG&A”) expenses in the second quarter of 2021 were $2.0 million compared to $1.9 million for the second quarter last year. The second quarter of 2021 includes a total of $168,000 in non-recurring fees and expenses related to recent acquisitions.

Net Income in the second quarter of 2021 was $2.7 million, or $0.20 per diluted share, compared to net income of $1.2 million, or $0.09 per diluted share, in the second quarter last year.

Adjusted EBITDA in the second quarter of 2021 was $4.4 million compared to $1.2 million in the second quarter last year.

Balance Sheet and Capital Structure

Cash was $2.2 million as of June 30, 2021, compared to $13.7 million as of December 31, 2020. The decrease reflects the purchase price for Link and Snelling and the subsequent increase in working capital.

Total assets were $69.7 million as of June 30, 2021. Total liabilities were $27.8 million.

On June 15, 2021, the company paid a quarterly cash dividend of $0.06 per share of common stock to shareholders of record as of June 1, 2021. The company intends to pay a $0.06 cash dividend on a quarterly basis, based on its business results and financial position.

Conference Call

HireQuest will hold a conference call to discuss its financial results.

Date:	Monday, August 9, 2021
Time:	4:30 p.m. Eastern time
Toll-free dial-in number:	1-844-602-0380
International dial-in number:	1-862-298-0970

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for replay at https://www.webcaster4.com/Webcast/Page/2359/42421 and via the investor relations section of HireQuest’s website at www.hirequest.com.

A replay of the conference call will be available through August 23, 2021.

Toll Free: 877-481-4010
International: 919-882-2331
Replay Passcode: 42421

About HireQuest

HireQuest, Inc. is a nationwide franchisor that provides on-demand labor and commercial staffing solutions in the light industrial, blue-collar, and commercial segments of the staffing industry for HireQuest Direct, HireQuest, Snelling, and LINK franchised offices across the United States. Through its national network of over 200 franchisee-owned offices in more than 35 states and the District of Columbia, HireQuest provides employment for approximately 60,000 individuals annually that work for thousands of customers in numerous industries including construction, light industrial, manufacturing, hospitality, clerical, medical, travel, and event services. For more information, visit www.hirequest.com.

Important Cautions Regarding Forward-Looking Statements

This news release includes, and the company’s officers and other representatives may sometimes make or provide certain estimates and other forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act, including, among others, statements with respect to future economic conditions, future revenue or sales and the growth thereof; operating results; anticipated benefits of the acquisition of Snelling and/or LINK, or the status of integration of those entities. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods.

While the company believes these statements are accurate, forward-looking statements are not historical facts and are inherently uncertain. They are based only on the company’s current beliefs, expectations, and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. The company cannot assure you that these expectations will occur, and its actual results may be significantly different. Therefore, you should not place undue reliance on these forward-looking statements. Important factors that may cause actual results to differ materially from those contemplated in any forward-looking statements made by the company include the following: the level of demand and financial performance of the temporary staffing industry; the financial performance of the company’s franchisees; changes in customer demand; the effects of any global pandemic including the impact of COVID-19; the relative success or failure of acquisitions and new franchised offerings; the extent to which the company is successful in gaining new long-term relationships with customers or retaining existing ones, and the level of service failures that could lead customers to use competitors’ services; significant investigative or legal proceedings including, without limitation, those brought about by the existing regulatory environment or changes in the regulations governing the temporary staffing industry and those arising from the action or inaction of the company’s franchisees and temporary employees; strategic actions, including acquisitions and dispositions and the company’s success in integrating acquired businesses including, without limitation, successful integration following the acquisitions of Snelling and LINK; disruptions to the company’s technology network including computer systems and software; natural events such as severe weather, fires, floods, and earthquakes, or man-made or other disruptions of the company’s operating systems; and the factors discussed in the “Risk Factors” section and elsewhere in the company’s most recent Annual Report on Form 10-K.

Any forward-looking statement made by the company or its management in this news release is based only on information currently available to the company and speaks only as of the date on which it is made. The company and its management disclaim any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time, based on the occurrence of future events, the receipt of new information, or otherwise, except as required by law.

Company Contact: HireQuest, Inc. Cory Smith, CFO (800) 835-6755 Email: cssmith@hirequest.com	Investor Relations Contact: Hayden IR Brett Maas (646) 536-7331 Email: brett@haydenir.com

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HireQuest, Inc.
Consolidated Balance Sheets

	June 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets
Cash	$2,204,648	$13,667,434
Accounts receivable, net of allowance for doubtful accounts	35,055,831	21,344,499
Notes receivable	1,519,939	2,178,299
Prepaid expenses, deposits, and other assets	952,620	344,091
Prepaid workers' compensation	1,417,098	1,434,583
Total current assets	41,150,136	38,968,906
Property and equipment, net	3,837,037	3,193,379
Workers compensation claim payment deposit	935,215	623,452
Deferred tax asset	-	79,379
Franchise agreements, net	19,511,471	-
Other intangible assets, net	667,948	342,697
Other assets	381,807
Notes receivable, net of current portion and reserve	3,235,465	5,887,229
Total assets	$69,719,079	$49,095,042
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,393,011	$457,490
Term note payable	97,809	-
Other current liabilities	748,303	1,322,764
Accrued benefits and payroll taxes	3,720,775	743,431
Due to affiliates	89,584	67,398
Due to franchisees	5,396,470	3,228,777
Risk management incentive program liability	1,551,437	858,482
Workers' compensation claims liability	6,663,971	2,777,734
Total current liabilities	19,661,360	9,456,076
Workers' compensation claims liability, net of current portion	2,220,373	1,806,334
Deferred tax liability	954,600	-
Term note payable, net of current portion	3,055,691	-
Franchisee deposits	1,928,918	1,468,359
Total liabilities	27,820,942	12,730,769
Commitments and contingencies (Note 8)
Stockholders' equity
Preferred stock - $0.001 par value, 1,000,000 shares authorized; none issued	-	-
Common stock - $0.001 par value, 30,000,000 shares authorized; 13,673,166 and 13,628,675 shares issued, respectively	13,673	13,629
Additional paid-in capital	29,380,206	28,811,389
Treasury stock, at cost - 33,092 shares	(146,465)	(146,465)
Retained earnings	12,650,723	7,685,720
Total stockholders' equity	41,898,137	36,364,273
Total liabilities and stockholders' equity	$69,719,079	$49,095,042

HireQuest, Inc.
Consolidated Statements of Income
(unaudited)

	Three months ended
	June 30, 2021	June 30, 2020
Franchise royalties	$5,450,506	$2,639,287
Service revenue	255,822	261,703
Total revenue	5,706,328	2,900,990
Selling, general and administrative expenses	2,040,621	1,931,076
Depreciation and amortization	365,995	32,402
Income from operations	3,299,712	937,512
Other miscellaneous income	126,300	288,837
Interest and other financing expense	(20,317)	(17,850)
Net income before income taxes	3,405,695	1,208,499
Provision for income taxes	685,884	51,497
Net income	$2,719,811	$1,157,002

Earnings per share
Basic	$0.20	$0.09
Diluted	$0.20	$0.09

Weighted average shares outstanding
Basic	13,611,207	13,547,950
Diluted	13,863,924	13,549,727

HireQuest, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(unaudited)

	Three months ended
	June 30, 2021	June 30, 2020
Net income	$2,719,811	$1,157,001
Interest expense	20,317	17,850
Provision for income taxes	685,884	51,497
Depreciation and amortization	365,995	32,402
Non-cash compensation	300,781	242,362
WOTC related costs	146,345	103,096
Non-recurring acquisition related charges, net	167,844	-
Non-recurring charge to notes receivable	-	151,333
Adjusted EBITDA	$4,406,977	$1,755,541